Exhibit 10.9

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is made as of May 11, 2021 (but effective as of the Commencement Date, as defined below), by and between Keypath Education International, Inc., a Delaware corporation (the “Company”), and Peter Vlerick (“Executive”).

RECITALS

A. The Company and its affiliates are contemplating an initial public offering and potential listing on the official list of the Australian Securities Exchange of CHESS depositary interests (as defined by the operating rules of the settlement facility provided by ASX Settlement Pty Ltd ACN 008 504 532) over shares of common stock of the Company (the “IPO”).

B. Upon completion of the IPO (“IPO Completion”), the Company will become an indirect parent entity of Keypath Education, LLC, a Delaware limited liability company (“KE”).

C. Executive has been employed by KE pursuant to that certain Employment Agreement, dated as of December 22, 2017 (the “Prior Agreement”).

D. The Company desires to retain Executive, and Executive desires to be so employed by the Company, subject to the terms, conditions and covenants set forth below, which shall replace the terms, conditions and covenants of the Prior Agreement with the Prior Agreement becoming null and void.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive agree as follows:

ARTICLE I
EMPLOYMENT SERVICES

1.1 Term of Employment. Executive’s employment under this Agreement shall commence on IPO Completion (the “Commencement Date”) and continue until terminated pursuant to Article III below (the “Employment Term”).

1.2 Title and Position. During the Employment Term, Executive shall hold the position of Chief Financial Officer of the Company and any of its subsidiaries, and shall report directly to the Chief Executive Officer of the Company (the “CEO”). Executive’s responsibilities shall include such duties as are commensurate with Executive’s position and as may be assigned to Executive in good faith by the CEO and the Board of Managers of the Company (the “Board”). Executive represents and warrants that Executive is free to accept employment with the Company, and that Executive has no existing commitments or obligations of any kind (including any restrictive covenant(s) for the benefit of any prior employer) that would hinder or interfere with Executive’s obligations hereunder.

1.3 Activities and Duties During Employment.

(a) Executive shall conduct himself, both professionally and personally, with due regard to public conventions and morals, and in a manner that will not have an adverse effect on the reputation of the Company or Executive. Executive shall devote Executive’s full business time, attention, skill and energy to the business and affairs of the Company and its subsidiaries, and shall use Executive's reasonable best efforts to faithfully perform Executive’s responsibilities in a diligent, trustworthy, efficient and businesslike manner so as to advance the best interests of the Company. Notwithstanding the foregoing, Executive shall be permitted to devote a reasonable amount of time and effort to (i) serving on governing boards of or otherwise assisting civic and charitable organizations, and (ii) investing and managing personal and family investments, but only to the extent that activities described in clauses (i) or (ii), individually or as a whole, do not (A) involve Executive’s active participation in the management of any corporation, partnership or other business entity, (B) involve an ownership interest in any customer or vendor of the Company, KE or any of their subsidiaries (collectively, the “Keypath Group”) (other than through the ownership of less than one percent (1%) of the publicly traded shares of any entity) unless approved in advance by written resolution of the Board, (C) interfere with the Executive’s duties to the Company, or (D) otherwise violate any provision of this Agreement.

(b) Executive shall comply in all material respects with all applicable laws, and all written policies, rules and regulations of the Company, including without limitation codes of conduct and any charter of the Board or any committees of the Board, as applicable. Additionally, and without limiting the foregoing, Executive shall be responsible for ensuring that: (i) no equity or rights to equity in the Company shall be issued, offered or granted without the express written approval of the Board; (ii) no bonus or bonus plan is awarded, promised or adopted by the Company or any subsidiary without the express written approval of the Board (including as contemplated by any “approval matrix” previously approved by the Board in writing); (iii) no bonus based upon financial results is paid until the Company’s audit for the subject fiscal year has been completed to the satisfaction of the Board; (iv) members of the Board have full and unfettered access to the Company’s chief financial officer and financial records; and (v) the Company Group does not conduct business with any family member or close personal friend of Executive, or any affiliate or entity of such individual, without the express written approval of the Board.

1.4 Compliance with Laws.

(a) Without limiting Article II, the Company is not required to pay or provide (or procure the payment or provision of) any money or benefits to the Executive which cannot be paid or provided without stockholder approval under Delaware General Corporate Law (“DGCL”) or which would cause the Company to infringe the Listing Rules of the Australian Stock Exchange (the “Listing Rules”) or any other applicable laws.

(b) If this Agreement provides for or contemplates any payment(s) or benefit(s) that is or are (whether alone or in conjunction with any other payments or benefits):

(i) greater than permitted under DGCL or the Listing Rules without stockholder approval; or

(ii) not permitted under DGCL or the Listing Rules without stockholder approval, then the payment or benefit will be reduced to the greatest amount permitted by DGCL or Listing Rules without the need for such stockholder approval.

(c) Notwithstanding any other provision in this document, if the Company is subject to the Listing Rules, the Executive is required to immediately provide the Company with information in relation to any changes to the Executive’s interests in the shares of the Company (including changes in relation to any incentives or awards over shares) in order for the Company to comply with its obligations under the Listing Rules.

ARTICLE II
COMPENSATION

2.1 Base Salary. The Company shall, or shall cause a member of the Keypath Group to, pay Executive an annual base salary of $370,000 (“Base Salary”), which amount shall be effective as of May 1, 2021, less applicable withholdings, payable in accordance with the general payroll practices of the Company. The Board may review Executive’s Base Salary annually. Any increase shall thereafter be Executive’s “Base Salary” for all purposes under this Agreement.

2.2 Incentive Bonus.

(a) During the Employment Term, Executive shall be eligible to receive an annual incentive bonus (the “Annual Bonus”) targeted at fifty percent (50%) of Executive’s Base Salary; subject to the achievement of financial performance objectives and “management by objective” as established by the Board. The Board shall have the sole discretion to determine if the goals have been attained and what percentage of Base Salary, if any, will be paid in bonus. To the extent the goals are financial in nature, the Board shall base its determination on the audit, review or compilation of the Company’s financial results submitted by the Company’s independent accountants, which determination shall be made within thirty (30) days of receipt by the Company of such audit, review or compilation (the date on which the Board makes such determination, the “Bonus Determination Date”) and Executive acknowledges that no bonus shall be earned or accrued until the Bonus Payment Date (as defined below) and provided that Executive remains continuously employed by the Company through and including the Bonus Payment Date. The Annual Bonus shall be paid as soon as practicable after the Bonus Determination Date, but in no event later than December 31 of the fiscal year following the fiscal year for which the Annual Bonus relates (such date of payment, the “Bonus Payment Date”).

(b) Should the Board determine that an Annual Bonus to Executive was based on an audit, review or compilation that is later found to be incorrect or invalid, the Board shall have the right to require Executive to remit to the Company any excess bonus amount paid (net of taxes paid) as a result of such incorrect or invalid audit, review or compilation. Executive shall remit the gross excess amount (net of taxes paid) to the Company within 30 days after receiving written notice from the Board describing the reason for overpayment and the excess amount (net of taxes paid) due from Executive. Notwithstanding the foregoing, if the determination by the Board (that an excess bonus amount was paid) occurs more than three (3) years from the date that such excess bonus amount was paid to Executive, and the determination of such excess bonus payment does not, in any respect, relate to, or arise from, any acts or omissions in financial reporting or accounting practices that occurred at the direction, or with the knowledge, of Executive, then the Company's right to recover such excess bonus amount thereafter shall only be accomplished through the exercise of its right of offset in Section 6.9 (and subject to the limitations therein).

2.3 Equity-Based Compensation. Executive shall be eligible during the Employment Term to participate in, without discrimination or duplication, and in the sole discretion of the Board to receive grants under, all executive compensation plans and programs intended for general participation by senior executives of the Company, as presently in effect or as they may be modified or added to by the Company from time to time, subject to the eligibility and other requirements of such plans and programs.

2.4 Reimbursement of Expenses. The Company shall reimburse Executive for all reasonable expenses incurred by Executive while performing Executive’s duties under this Agreement, subject to the Company’s policies in effect from time to time and corroborating documentation reasonably satisfactory to the Company.

2.5 Health Care and Benefit Plans. During the Employment Term, Executive shall be eligible to receive all fringe benefits and perquisites and to participate in all health care and benefit programs normally available to other senior-level employees of the Company (subject to all applicable eligibility and contribution policies and rules), as may be in effect from time to time, including such insurance programs as may be implemented by the Company.

2.6 Key Man Insurance. Executive shall make application for, and submit to such examinations as may reasonably be requested by the Board in order to obtain key man or other insurance on the life of Executive for the benefit of the Company as the Board shall direct, the cost of which insurance shall be borne by the Company.

2.7 Vacation. Executive shall be permitted to take as much time off as needed, so long as Executive adequately and completely performs his obligations under this Agreement. Such vacation may be taken in Executive’s discretion, subject to applicable Company policy and the reasonable business needs of the Company.

ARTICLE III
TERMINATION OF EMPLOYMENT

3.1 Employment At Will. Executive’s employment by the Company is at-will, and either Executive or the Company may terminate Executive’s employment with the Company (the effective date of separation being the “Termination Date”), subject to the following:

(a) The Company may terminate Executive’s employment at any time and for any reason, with or without Cause, by giving written notice of such termination to Executive designating an immediate or future termination date.

(b) Executive may terminate Executive's employment for Good Reason by giving the Company prior written notice of termination for Good Reason within the forty-five (45) days after the event or condition first giving rise to such Good Reason, and such notice shall become effective forty-five (45) days after the date of the notice, unless the Company corrects the circumstances that constitute Good Reason within thirty (30) days following the date of the notice, in which case the notice will be of no further effect. For purposes of this Agreement, “Good Reason” means a resignation by Executive occasioned by any of the following events or conditions without Executive’s prior written consent (i) a material reduction in Executive’s Base Salary (provided that Good Reason shall not include a decrease of Executive’s Base Salary if (x) such decrease is based on a Company action affecting all executive employees of the Company and (y) such decrease in Executive’s Base Salary is not greater than 20%), (ii) a material diminution in Executive's authority, position, duties, or responsibilities, (iii) the relocation of Executive more than fifty (50) miles from the Company’s Schaumburg office, unless such new office is within fifty (50) miles from Executive's then permanent residence or (iv) a material breach of this Agreement by the Company that has a material adverse effect on Executive, that is not cured in a timely manner.

(c) Executive may terminate Executive’s employment without Good Reason by giving the Company sixty (60) days prior written notice of termination. Upon such notice, the Company may, at its option, (i) make Executive’s termination effective immediately, (ii) require Executive to continue to perform Executive’s duties hereunder during such 60-day period, with or without restrictions on Executive’s activities, and/or (iii) accept Executive’s notice of termination as Executive’s resignation from the Company at any time during such 60-day period. If the Company elects (i) above, the Company shall have no obligation to provide Executive any compensation or benefits beyond the Termination Date except as otherwise required by law. If the Company elects (ii) or (iii) above, the Company shall pay Executive’s Base Salary under Section 2.1 and benefits under Section 2.5 through the earlier of the sixtieth (60th) day following Executive’s notice of termination or the date on which Executive voluntarily ceases to perform services for the Company.

(d) Executive’s employment will terminate immediately without any notice upon Executive’s death or following Executive’s receipt of written notice from the Company stating that the Company has made a good faith determination that Executive has become Disabled or Incapacitated. “Disabled or Incapacitated” means Executive’s inability or failure, due to a physical or mental impairment, to substantially perform the essential functions of Executive’s job, with or without a reasonable accommodation, for thirty (30) consecutive calendar days or for ninety (90) calendar days during any twelve (12)-month period irrespective of whether such days are consecutive, as determined by the Board. Upon request, Executive shall provide the Board with documentation from Executive’s health care provider sufficient for the Board to determine the nature and extent of any physical or mental impairment that may interfere with Executive’s performance of Executive’s job duties, as well as any accommodations that could be made. If Executive’s employment is terminated pursuant to this Section 3.1(c), the Company shall have no further obligation hereunder or otherwise with respect to Executive except payment of Executive’s Base Salary under Section 2.1 and benefits under Section 2.5 that have accrued through the Termination Date.

3.2 Severance Pay.

(a) If the Company terminates Executive’s employment without Cause or Executive terminates Executive’s employment for Good Reason, Executive shall be eligible to receive a severance payment (the “Severance Payment”) equal to (i) twelve (12) months of Executive’s Base Salary, (ii) any Annual Bonus not yet paid for the preceding fiscal year, and (iii) the premiums (other than any portion that would be paid by Executive if still employed by the Company) for twelve (12) months’ continued coverage under the Company’s group health plan for Executive and Executive's eligible dependents, provided that Executive elects and remains eligible for continued coverage under COBRA. In the event the Company terminates Executive’s employment without Cause or Executive terminates Executive’s employment for Good Reason, in connection with a Change of Control (as defined in the Keypath Education International, Inc. 2021 Equity Incentive Plan) of the Company, the Severance Payment shall also include a pro-rated portion of the Annual Bonus for the then current fiscal year, if the Board determines, in its sole judgment, that the Company is on target, as of Executive’s termination to meet the Company’s full fiscal year budget. The Severance Payment, less applicable withholdings, will be made in equivalent installments at the Company’s regular payroll intervals, provided that Executive complies with the conditions set forth in Section 3.2(b). Except as otherwise set forth in this Section 3.2(a), the Company shall not be obligated to provide Executive with any compensation or benefits beyond Executive’s Termination Date, other than as required by law.

(b) To receive the Severance Payment, Executive must execute and return to the Company, within the time frame designated by Company, a separation agreement containing a general release and waiver of claims against the Company, its Affiliates and each of their respective officers, directors, members, managers, partners and shareholders with respect to Executive’s employment, and other customary terms (e.g., non-disparagement against the Company, confidentiality of the agreement, confirmation of the covenants contained in Article IV hereof, etc.), in form substantially similar to Exhibit B hereto. Any obligation of the Company to make the Severance Payment shall cease upon (i) Executive’s death; (ii) any reasonable determination by the Company that Executive has breached Executive’s obligations in Article IV; or (iii) any reasonable determination by the Company that Executive committed acts constituting Cause during the Employment Term.

(c) For purposes of this Agreement:

(i) The term “Cause” means that Executive has: (1) engaged in any act of material dishonesty, willful malfeasance, gross negligence, or breach of fiduciary duty related to employment; (2) committed an act of fraud, moral turpitude or constituting a felony, or otherwise engaged in conduct that materially diminishes Executive’s credibility or reputation; (3) refused to perform specific reasonable directives from the Board or any other officer to whom Executive reports that are reasonably consistent with the scope and nature of Executive’s responsibilities; (4) used or been under the influence of illegal drugs at the workplace or while performing Company business, or refused to submit for a drug test upon the Company’s request; (5) breached any provision of Article IV; (6) failed to obtain the Board’s consent prior to causing the Keypath Group to engage in any material business with any family members, their affiliates or any entities they work with; (7) caused, directed or permitted the Company to grant incentive equity to any person on terms and conditions not specifically approved by the Board, caused, directed or permitted the Company to pay bonuses or grant raises to employees or other service provides of the Company not in line with the Company’s budget, as approved by the Board, or (8) failed to meet Executive’s other duties and obligations in Section 1.3 or any other agreement between Executive and the Company, or took or failed to take any action in contravention of the Board or committee charters, provided that if such failure is capable of cure, the Company shall give Executive written notice describing the issue and why it constitutes Cause and allow Executive a reasonable opportunity to remedy the situation (not to exceed thirty (30) days) to the Company’s satisfaction. The decision to terminate Executive’s employment for Cause, to take other action or to take no action in response to any occurrence shall be in the sole and exclusive discretion of the Board. Executive’s employment by the Company also shall be deemed terminated for Cause if Executive resigns from the Company and the Board determines in good faith that one or more of the events described above existed as of the time of such resignation.

(ii) The term “Affiliate” means, with respect to the Company: (1) any other entity or person owning 10% or more of the voting or beneficial interests of the Company; (2) any other entity or person directly or indirectly controlling, controlled by or under common control with the Company; or (3) any other entity in which more than 10% of the voting or beneficial interests are owned by one or more persons or entities who have a relationship with the Company described in clause (1) or (2); provided that, for the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any person or entity, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person or entity, whether through the ownership of voting securities, by contract or otherwise.

ARTICLE IV
RESTRICTIVE COVENANTS

4.1 For purposes of this Article IV:

(a) the term “Business” means (i) the business of providing online program management (OPM), course design and development, career preparation, and partner network programs and related products and services, and (ii) any other business that the Keypath Group has engaged in, or has taken material steps towards engaging in, prior to the Termination Date;

(b) the term “Confidential Information” shall mean any non-public information, in whatever form or medium, concerning the operations or affairs of the Company, including, but not limited to, (A) sales, sales volume, sales methods, sales proposals, business plans, advertising and marketing plans, strategic and long-range plans, and any information related to any of the foregoing, (B) customers, customer lists, prospective customers and customer records, (C) general price lists and prices charged to specific customers, (D) trade secrets, (E) financial statements, budgets and projections, (F) software owned or developed (or being developed) for use in or relating to the conduct of the Company, (G) the names, addresses and other contact information of all vendors and suppliers and prospective vendors and suppliers of the Company, and (H) all other confidential or proprietary information belonging to the Company or relating to the Company; provided, however, that Confidential Information shall not include (1) knowledge, data and information that is generally known or becomes known in the trade or industry of the Company (other than as a result of a breach of this Agreement or other agreement or instrument to which Executive is bound), and (2) knowledge, data and information gained without a breach of this Agreement on a non-confidential basis from a person who is not legally prohibited from transmitting the information to Executive;

(c) the term “Confidentiality Period” means, (A) with respect to Confidential Information (other than trade secrets), during the term of Executive’s employment with the Company and for a period of two (2) years after the termination of Executive’s employment for any reason, and (B) with respect to trade secrets, during the term of Executive’s employment with the Company and for such period after the termination of Executive’s employment as the information in question falls within the definition of trade secrets under prevailing law;

(d) the term “Company” shall be deemed to include all entities in the Keypath Group;

(e) the term “Employment Period” shall mean the period during which Executive is employed by or provides services to the Company;

(f) the term “Non-Compete Restricted Period” shall mean the period commencing on date hereof and terminating twenty-four (24) months following the termination of Executive’s employment or engagement with the Company;

(g) the term “Non-Solicit Restricted Period” shall mean the period commencing on date hereof and terminating twenty-four (24) months following the termination of Executive’s employment or engagement with the Company; and

(h) the term “Prior Inventions” shall mean all inventions, original works of authorship, developments and improvements which were made by Executive, alone or jointly with others, prior to Executive’s employment, association or other engagement with the Company or any affiliate thereof. To preclude any possibility of uncertainty, Executive has set forth on Exhibit A attached hereto a complete list of all Prior Inventions which Executive considers to be Executive’s property or the property of third parties and which Executive wishes to have excluded from the scope of this Agreement. If disclosure of any such Prior Invention on Exhibit A would cause Executive to violate any prior confidentiality agreement, Executive understands that Executive is not to list such Prior Invention in Exhibit A but is to inform the Company that all Prior Inventions have not been listed for that reason.

4.2 Executive agrees and acknowledges that, to ensure that the Company retains its value and goodwill, Executive must not use any Confidential Information, special knowledge of the Company, or the Company’s relationships with its customers and employees, all of which Executive will gain access to through Executive’s employment with the Company, other than in furtherance of Executive’s legitimate job duties. Executive further acknowledges that:

(a) the Company is currently engaged in the Business;

(b) the Business is highly competitive and the services to be performed by Executive for the Company are unique and national in nature;

(c) Executive will occupy a position of trust and confidence with the Company and will acquire an intimate knowledge of Confidential Information and the Company’s relationships with its customers and employees;

(d) the agreements and covenants contained in this Article IV are essential to protect the Company, the Confidential Information and the goodwill of the Company and are being entered into in consideration for the various rights being granted to Executive under this Agreement;

(e) the Company would be irreparably damaged if Executive were to disclose the Confidential Information or provide services to any person or entity in violation of the provisions of this Agreement;

(f) the scope and duration of the covenants set forth in this Article IV are reasonably designed to protect a protectable interest of the Company and are not excessive in light of the circumstances; and

(g) Executive has the means to support himself and Executive’s dependents other than by engaging in activities prohibited by this Article IV.

4.3 Confidential Information.

(a) Executive acknowledges that Executive will be entrusted with Confidential Information.

(b) During the Confidentiality Period, Executive: (A) shall hold the Confidential Information in strictest confidence, take all reasonable precautions to prevent the inadvertent disclosure of the Confidential Information to any unauthorized person, and follow all the Company’s policies protecting the Confidential Information; (B) shall not use, copy, divulge or otherwise disseminate or disclose any Confidential Information, or any portion thereof, to any unauthorized person; (C) shall not make, or permit or cause to be made, copies of the Confidential Information, except as necessary to carry out Executive’s authorized duties as an employee of the Company; and (D) shall promptly and fully advise the Company of all facts known to Executive concerning any actual or threatened unauthorized use or disclosure of which Executive becomes aware.

(c) Executive hereby assigns to the Company any rights Executive may have or acquire in the Confidential Information, and recognizes that the Company shall be the sole owner of all copyrights, trade secret rights, and all other rights throughout the world (collectively, “Proprietary Rights”) in connection with such rights.

(d) If Executive receives any subpoena or becomes subject to any legal obligation that might require Executive to disclose Confidential Information, Executive will provide prompt written notice of that fact to the Company unless otherwise prohibited by applicable law, enclosing a copy of the subpoena and any other documents describing the legal obligation. In the event that the Company objects to the disclosure of Confidential Information, by way of a motion to quash or otherwise, Executive agrees to not disclose any Confidential Information while any such objection is pending.

(e) Executive understands that the Company and its affiliates have and will receive from third parties confidential or proprietary information (“Third Party Information”) under a duty to maintain the confidentiality of such Third Party Information and to use it only for limited purposes. During the term of Executive’s association with the Company and at all times after the termination of such association for any reason during which the Company and its affiliates continue to be required to maintain such confidence, Executive will hold Third Party Information in strict confidence and will not disclose or use any Third Party Information unless expressly authorized by the Company in advance or as may be strictly necessary to perform Executive’s obligations with the Company, subject to any agreements binding on the Company with respect to such Third Party Information.

(f) Executive will not improperly use or disclose any confidential information or trade secrets, if any, of any former employer or of any other person to whom Executive has an obligation of confidentiality, and Executive will not bring onto the Company’s premises any unpublished documents or any property belonging to any former employer or of any other person to whom Executive has an obligation of confidentiality.

(g) Nothing in this Agreement is intended to or shall prohibit or limit Executive from: (i) reporting to or cooperating with any government agency or regulatory authority with regard to any matter involving the Company within such agency’s or authority’s jurisdiction, with or without first seeking permission from the Company, or (ii) complying with any subpoena or other legal obligation. Executive is hereby notified that, pursuant to 18 USC § 1833(b), an individual may not be held criminally or civilly liable under any federal or state trade secret law for disclosure of a trade secret made: (i) in confidence to a government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law; and/or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Additionally, an individual suing an employer for retaliation based on the reporting of a suspected violation of law may disclose a trade secret to his or her attorney and use the trade secret information in the court proceeding, so long as any document containing the trade secret is filed under seal and the individual does not disclose the trade secret except pursuant to court order.

4.4 Ownership of Inventions.

(a) Executive hereby agrees that any and all inventions (whether or not an application for protection has been filed under patent laws), works of authorship, information fixed in any tangible medium of expression (whether or not protected under copyright laws), Moral Rights, mask works, trademarks, trade names, trade dress, trade secrets, publicity rights, know-how, ideas (whether or not protected under trade secret laws), and all other subject matter protected under patent, copyright, Moral Right (defined as any right to claim authorship of a work, any right to object to any distortion or other modification of a work, and any similar right, existing under the law of any country, or under any treaty), mask work, trademark, trade secret, or other laws, that have been or are developed, generated or produced by Executive, solely or jointly with others, at any time during the Employment Term, shall be the exclusive property of the Company, subject to the obligations of this Article IV with respect to Confidential Information, and Executive hereby forever waives and agrees never to assert against the Company, its successors or licensees any and all ownership, interest, Moral Rights or similar rights with respect thereto. Executive hereby assigns to the Company all right, title and interest to the foregoing inventions, concepts, ideas and materials. This Section 4.4 does not apply to any invention of Executive for which no equipment, supplies, facility or Confidential Information of the Company was used and that was developed entirely on Executive’s own time, unless the invention (A) relates to (x) the Business or (y) the Company’s actual or demonstrably anticipated research or development, or (B) results from any work performed by Executive for or on behalf of the Company. Executive shall keep and maintain adequate and current written records of all inventions, concepts, ideas and materials made by Executive (jointly or with others) during the term of Executive’s association or employment with the Company. Such records shall remain the property of the Company at all times. Executive shall promptly and fully disclose to the Company the nature and particulars of any Inventions or research project undertaken on the Company’s behalf.

(b) Unless the parties otherwise agree in writing, Executive is under no obligation to incorporate any Prior Inventions in any of Company’s products or processes or other Company Invention. If, in the course of Executive’s performance, Executive chooses to incorporate into any such Company product or process or other Company Invention any Prior Invention owned by Executive or in which Executive otherwise has an interest, Executive grants the Company a non-exclusive, royalty free, irrevocable, perpetual, world-wide license to copy, reproduce, make and have made, modify and create derivative works of, use, sell and license such Prior Inventions and derivative works as part of or in connection with any such Company product or process or other Company Invention.

(c) During or subsequent to the Employment Term, Executive shall execute all papers, and otherwise provide assistance, at the Company’s request and expense, to enable the Company or its nominees to obtain and enforce all proprietary rights with respect to the Company Inventions (as defined below) in any and all countries. To that end, Executive will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, defending, evidencing and enforcing any such proprietary rights, and the assignment of any or all of such proprietary rights. In addition, Executive will execute, verify and deliver assignments of such rights to the Company or its designee. Executive’s obligation to assist the Company with respect to such rights shall continue beyond the termination of Executive’s association with the Company.

(d) If, after reasonable effort, the Company cannot secure Executive’s signature on any document needed in connection with the actions specified in the preceding paragraph, Executive irrevocably designates and appoints the Company and its duly authorized officers and agents as Executive’s agent and attorney-in-fact, to act for and in Executive’s behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by Executive. The power of attorney set forth in this Section 4.4 is coupled with an interest, is irrevocable, and shall survive Executive’s death, incompetence or incapacity and the termination of the Employment Term. Executive waives and quitclaims to the Company all claims of any nature whatsoever which Executive now has or may in the future obtain for infringement of any Proprietary Rights assigned under this Agreement or otherwise to the Company.

(e) Executive acknowledges that all original works of authorship which are made by Executive (solely or jointly with others) during the course of the association with or performance of services for the Company and which are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act and any successor statutes. Inventions assigned to the Company or as directed by the Company under this Agreement or otherwise are referred to as “Company Inventions.”

(f) Upon termination of Executive’s employment or engagement by the Company for any reason, or upon receipt of written request from the Company, Executive shall immediately deliver to the Company all tangible and intangible property (including without limitation computers, computing devices, cell phones, memory devices and any other tangible item), drawings, notes, memoranda, specification, devices, notebooks, formulas and documents, together with all copies of any of the foregoing, and any other material containing, summarizing, referencing, or incorporating in any way or otherwise disclosing any Company Inventions, Third Party Information or Confidential Information of the Company or any of its Affiliates.

4.5 Non-Solicitation.

(a) During the Non-Solicit Restricted Period, Executive shall not (other than in furtherance of Executive’s legitimate job duties on behalf of Company), directly or indirectly, on Executive’s own behalf or for any other person or entity:

(i) solicit for employment or hire, or attempt to solicit for employment or hire, any person who is or was employed by the Company or any of its Affiliates at any time within six (6) months prior to the solicitation or hire (the “Restricted Personnel”); or

(ii) otherwise interfere with the relationship between any Restricted Personnel and the Company.

(b) During the Non-Solicit Restricted Period, Executive shall not (other than in furtherance of Executive’s legitimate job duties on behalf of Company), directly or indirectly, on Executive’s own behalf or for any other person or entity:

(i) solicit any customer of the Company with whom Executive interacted during the last two (2) years of Executive’s employment in an effort to further a business relationship with the Company; or

(ii) otherwise interfere with the relationship between the Company and any such customer.

Notwithstanding the foregoing, Executive shall not be prohibited from soliciting any person or entity for the purpose of selling such person or entity products or services wholly unrelated to the Business so long as such Executive complies in all respects with Sections 3.3 and 3.5(a)(i) of this Agreement.

4.6 Non-Competition; Investment Opportunities.

(a) During the Non-Compete Restrictive Period, Executive shall not, directly or indirectly, alone or in combination with any other individual or entity, (i) own (other than through the passive ownership of less than one percent (1%) of the publicly traded shares of any entity), operate, manage, control, or participate in an executive, managerial, strategic, or sales role, in any individual or entity (other than the Company) that engages in or proposes to engage in the Business (a “Competitive Business”); or (ii) otherwise render services to (as an employee, consultant, independent contractor or otherwise) a Competitive Business that are similar to the services Executive rendered to the Company.

(b) During the period beginning on the date hereof and ending on the later of (x) the date of termination of Executive’s employment by the Company for any reason, and (y) the date on which Executive (or any of his transferees) no longer owns, directly or indirectly, any equity interest in the Company, if Executive learns of any investment opportunity in a business or any entity engaged the Business, Executive shall present such investment opportunity to the Company.

4.7 If any court of competent jurisdiction shall deem any provision in this Article IV too restrictive, the other provisions shall stand, and the court shall modify the unduly restrictive provision to the point of greatest restriction permissible by law.

4.8 If this Agreement is terminated for any reason, Executive acknowledges and agrees that the restrictive covenants set forth in this Article IV or in any other agreement between the Company or any subsidiary thereof and Executive containing restrictive covenants against Executive in favor of the Company or any subsidiary thereof (the “Restrictive Covenants”) shall survive the termination of this Agreement and Executive shall continue to be bound by the terms of this Article IV as if this Agreement was still in effect.

4.9 The Company and Executive agree that the damages will accrue to the Company by reason of Executive’s failure to observe any of the Restrictive Covenants. Therefore, if the Company shall institute any action or proceeding to enforce such provisions, Executive waives the claim or defense that there is an adequate remedy at law and agrees in any such action or proceeding not to (i) interpose the claim or defense that such remedy exists at law, or (ii) require the Company to show that monetary damages cannot be measured or to post any bond. Without limiting any other remedies that may be available to the Company, Executive hereby specifically affirms the appropriateness of injunctive or other equitable relief in any such action. Executive also acknowledges that the remedies afforded the Company pursuant to this Section 4.9 are not exclusive, nor shall they preclude the Company from seeking or receiving any other relief, including without limitation, any form of monetary or other equitable relief. Upon the reasonable request by the Company, Executive shall provide reasonable assurances and evidence of compliance with the Restrictive Covenants.

ARTICLE V
POST-TERMINATION OBLIGATIONS

5.1 Return of Company Materials. No later than three (3) business days following the termination of Executive’s employment for any reason, Executive shall return to the Company, and shall not retain in any form or media of expression, all Company and Affiliate property that is then in Executive’s possession, custody or control, including, without limitation, all keys, access cards, credit cards, computer hardware and software, documents, records, policies, marketing information, design information, specifications and plans, data base information and lists, and any other property or information that Executive has or had relating to the Company or any Affiliate (whether those materials are in paper or computer-stored form), and including but not limited to any documents containing, summarizing, or describing any Confidential Information. Upon the Company’s request, Executive will sign a sworn certification, in a form acceptable to the Company, verifying that Executive has returned all Company property, including any Confidential Information and copies thereof.

5.2 Executive Assistance. During the Employment Term and thereafter, Executive shall, upon reasonable notice, furnish the Company with such information as may be in Executive’s possession or control, and cooperate with the Company in connection with any litigation, claim, or other dispute in which the Company or any of its Affiliates is or may become a party. The Company shall reimburse Executive for all reasonable out-of-pocket expenses incurred by Executive in fulfilling Executive’s obligations under this Section 5.2. In addition, if the Company requests such assistance after termination of Executive’s employment and such assistance requires that Executive provide assistance other than limited, periodic telephone assistance, the Company will compensate Executive on an hourly basis at the hourly rate Executive received at the date of termination of his employment.

ARTICLE VI

MISCELLANEOUS

6.1 Notices. Any notices, consents or other communications required or permitted to be sent or given hereunder shall be in writing and shall be deemed properly served if (i) delivered personally, in which case the date of such notice shall be the date of delivery; (ii) delivered to a nationally recognized overnight courier service, in which case the date of delivery shall be the next business day; or (iii) sent by facsimile transmission or electronic mail (with a copy sent by first-class mail), in which case the date of delivery shall be the date of transmission, or if after 5:00 P.M., the next business day. If not personally delivered, notice shall be sent addressed as follows: (x) if to Executive, to the address listed on the signature page hereof, and (y) if to the Company, at 1933 N. Meacham Rd., Suite 400, Schaumburg, IL 60173, United States, Email: Eric.Israel@keypathedu.com, or in either case at such other address as may hereafter be specified by notice given by either party to the other party. Executive shall promptly notify the Company of any change in his address set forth on the signature page.

6.2 Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of, and be enforceable by, the parties hereto and the Company’s successors and permitted assigns. In the case of the Company, the successors and permitted assigns hereunder shall include without limitation any Affiliate as well as the successors in interest to the Company or any such Affiliate (whether by merger, liquidation (including successive mergers or liquidations) or otherwise). This Agreement or any right or interest hereunder is one of personal service and may not be assigned by Executive under any circumstance. Nothing in this Agreement, whether expressed or implied, is intended or shall be construed to confer upon any person other than the parties and successors and assigns permitted by this Section 6.2 any right, remedy or claim under or by reason of this Agreement.

6.3 Entire Agreement; Amendments. This Agreement and the Recitals contain the entire understanding of the parties hereto with regard to the terms of Executive’s employment, and supersede all prior agreements (including the Prior Agreement), understandings or letters of intent with regard to the terms of the employment relationship addressed herein. This Agreement shall not be amended, modified or supplemented except by a written instrument signed by each of the parties hereto.

6.4 Interpretation. Article titles and section headings contained herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

6.5 Expenses. Each party hereto will pay all costs and expenses incident to its negotiation and preparation of this Agreement, including the fees, expenses and disbursements of its counsel and accountants.

6.6 Waivers. No provision of this Agreement may be waived except in a writing executed and delivered by the party against whom waiver is sought. Any such written waiver shall be effective only with respect to the event or circumstance described therein and not with respect to any other event or circumstance, unless such waiver expressly provides to the contrary.

6.7 Partial Invalidity. Wherever possible, each term and provision of this Agreement shall be interpreted so as to be effective and valid under applicable law. If any term or provision shall be held invalid or unenforceable, the remaining terms and provisions hereof not be affected thereby, unless such a construction would be unreasonable. Executive’s obligations in Articles IV and V shall survive and continue in full force notwithstanding the termination of this Agreement or Executive’s employment for any reason.

6.8 Tax Matters. Executive acknowledges that no representative or agent of the Company has provided Executive with any tax advice of any nature, and Executive has had the opportunity to consult with his own legal, tax and financial advisor(s) as to tax and related matters concerning the compensation to be received under this Agreement.

6.9 Offset. To the extent permitted by law, and to the extent that such action will not result in the imposition of additional taxes, interest or penalties pursuant to Section 409A (as defined below), the Company may offset any amounts Executive owes it pursuant to this Agreement or any other written agreement, note or other instrument relating to indebtedness for borrowed money to which Executive is a party or pursuant to any other liability or obligation by which Executive is bound against any amounts it owes Executive hereunder.

6.10 Execution in Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement.

6.11 Required Delay for Deferred Compensation Under 409A. Notwithstanding any other provision of this Agreement, if at the time of separation from service Executive is determined by the Company to be a “specified employee” (as defined in Section 409A of the Code (together, with any state law of similar effect, “Section 409A”) and Section 1.409A-1(i) of the Treasury Regulations), and the Company determines that delayed commencement of any portion of the termination payments and benefits payable to Executive pursuant to this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, then such portion of Executive’s termination payments and benefits shall not be provided to Executive prior to the earliest of (1) the date that is six months and one day after Executive’s separation from service, (2) the date of Executive’s death or (3) such earlier date as is permitted under Section 409A (any such delayed commencement, a “Payment Delay”). Upon the expiration of such Payment Delay, all payments deferred pursuant to a Payment Delay shall be paid in a lump sum to Executive on the first day following the expiration of the Payment Delay, and any remaining payments due under the Agreement shall be paid on the original schedule provided herein.

This Agreement is intended to meet the requirements of Section 409A, and shall be interpreted and construed consistent with that intent. References to termination of employment, retirement, separation from service and similar or correlative terms in this Agreement shall mean a “separation from service” (as defined at Section 1.409A-1(h) of the Treasury Regulations) from the Company and from all other corporations and trades or businesses, if any, that would be treated as a single “service recipient” with the Company under Section 1.409A-1(h)(3) of the Treasury Regulations. Each installment of the payments and benefits provided for in this Agreement shall be treated as a separate “payment” for purposes of Treasury Regulation Section 1.409A-2(b)(2)(i)

6.12 Governing Law; Consent to Jurisdiction; Waiver of Jury. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Illinois, without regard to its conflict of law principles. For the purposes of any suit, action, or other proceeding arising out of this Agreement or with respect to Executive’s employment hereunder, the Parties hereto: (i) agree to submit to the exclusive jurisdiction of the federal or state courts located in Cook County, the State of Illinois, (ii) agree to unconditionally waive any objection to venue in such jurisdiction, and agree not to plead or claim forum non conveniens, and (iii) to waive their respective rights to a jury trial of any and such claims and causes of action.

6.13 Construction. The language used in this Agreement will be deemed to be the language chosen by Executive and the Company to express their mutual intent, and no rule of strict construction will be applied against Executive or the Company.

*             *            *

IN WITNESS WHEREOF, the Company has caused this Employment Agreement to be duly executed by an officer thereunto duly authorized, and Executive has hereunto set his hand, all as of the day and year first above written.

KEYPATH EDUCATION INTERNATIONAL, INC.

By:	/s/ Steve Fireng
	Name:	Steve Fireng
	Title:	Chief Executive Officer

EXECUTIVE:

/s/ Peter Vlerick
Peter Vlerick

Address:
Phone:
Fax:	N/A

Exhibit A

Prior Inventions

None

Exhibit B

Separation Agreement and Release

This Separation Agreement and Release (“ Agreement”) is dated this ___day of             __    , 20____ by and between  ________  (“Employee”) and Keypath Education International, Inc. (the “Company”).

Whereas, the Employee is separating from employment with the Company as a result of ________________.

Whereas, in connection with such separation from employment, the Company has agreed to provide separation payments and benefits, to which Employee is not otherwise entitled, in exchange for the release and other consideration set forth below.

Now, therefore, in consideration of the mutual promises and covenants set forth herein, Employee and the Company agree as follows:

1. Separation of Employment. Employee’s employment with the Company will end as of __________,___ 20___ (“Separation Date”). Employee is entitled to the payment of final regular pay at Employee’s current rate of pay. These monies will be paid on the next normal pay cycle and are subject to normal payroll tax withholdings.

2. Severance Payment and Benefits. In exchange for the promises of Employee contained in this Agreement, and provided that Employee complies with the provisions of this Agreement, the Company agrees to provide the severance and benefit continuation and other consideration below:

a.	The Company will pay Employee weeks of severance at Employee’s current rate of pay, such severance constituting in total the gross amount of $ . The severance will be paid in the form of salary continuation on the regular payroll dates of the Company following the Separation Date; provided, however, that the initial payment to Employee will not be made until after Employee’s execution and return of this Agreement and after the expiration of the revocation period described in Paragraph 4. Employee understands that such severance payments shall be subject to federal, state and local withholdings.

b.	The premiums (other than any portion that would be paid by Executive if still employed by the Company) for twelve (12) months’ continued coverage under the Company’s group health plan for Executive and Executive's eligible dependents, provided that Executive elects and remains eligible for continued coverage under COBRA.

c.	Employee acknowledges that the terms above constitute sufficient consideration for Employee’s waiver of Employee’s rights and claims and exceeds anything of value to which Employee otherwise entitled.

3. Release of All Claims.

a.	In exchange for the consideration provided for in this Agreement, Employee acknowledges by Employee’s signature below, that Employee, for Employee and for Employee’s agents, heirs, executors, administrators, successors and assigns, hereby fully, irrevocably and unconditionally, forever waives, releases and discharges the Company and any and all of its current and former parents, affiliates, subsidiaries, divisions, shareholders, directors, trustees, officers, employees, agents, contractors and employee 401k or welfare benefit plans of the Company (including current and former trustees and administrators of these plans), and any and all of its or their heirs, executors, administrators, predecessors, successors and assigns (each and all, including the Company, referred to as “Releasees”) from any and all claims, charges, grievances, liabilities, expenses, obligations, damages, causes of action, rights, demands and complaints of any kind whatsoever, in law or in equity, whether known or unknown, Employee ever had or now has or hereafter may have against Releasees by reason of any actual or alleged act, omission, transaction, practice, conduct or occurrence, or other matter arising from the beginning of time to the date of Employee’s signature below (each and all, collectively, “Claims”), including, without limitation, any Claims Employee may have arising from or relating to Employee’s employment, or the termination of Employee’s employment, with the Company, and any Claims Employee may have relating to wages, bonuses, salaries, commissions, overrides, fees, severance pay, vacation pay, benefits or any other form of compensation wider any federal, state, or local statute, or common law relating to employment, wages, hours, compensation or benefits or any other terms and conditions of employment. Employee represents that this waiver and release is made knowingly and is intended to include any Claims under federal, state, city or local laws prohibiting discrimination on the basis of sex, race, age, disability, religion, national origin, veteran status, color, ancestry, handicap, perceived sexual or affectional orientation, discrimination for requesting or taking a family or medical leave, discrimination with regard to benefits or any other proscribed basis, and any Claims under any other federal, state, or local statute, or common law relating to employment, civil rights, wages, hours, compensation or benefits or any other terms and conditions of employment including, without limitation, any rights wider Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Family and Medical Leave Act and the Age Discrimination in Employment Act as amended by the Older Worker Benefit Protection Act (the “OWBPA”). This includes a waiver and release by Employee of any Claims for breach of contract, tort, wrongful conduct, retaliation or any other Claims in any way related to employment or the termination of Employee’s employment with the Company.

b.	Employee acknowledges that (i) Employee may subsequently discover facts in addition to or different from those that Employee now knows or believes to be true with respect to the claims released above, and (ii) Employee may have sustained or may yet sustain damages, costs or expenses that are presently unknown and that relate to those claims. Employee acknowledges, however, that Employee has negotiated, agreed upon and entered into this Agreement in light of the situation. Employee waives any and all rights that Employee may have under any state or federal statute or common law principle that would otherwise limit the effect of this Agreement to claims known or suspected at the date on which this Agreement is entered into.

c.	This Release of All Claims does not include a waiver or release of any benefit reimbursement Employee may be entitled to wider the Company’s health benefits plan or a waiver of any claims relating to any obligation arising out of this Agreement or the transactions contemplated thereby. In addition, Employee understands that nothing in this Agreement prevents Employee from filing, cooperating with or participating in any claim, charge or proceeding before the Equal Employment Opportunity Commission or any comparable state governmental authority, except that Employee hereby waives Employee’s right to any monetary or other benefits in connection with any such claim, charge or proceeding.

4. Review of the Agreement. Employee acknowledges that Employee has carefully read this Agreement and understands all of its terms, that Employee has been advised to consult an attorney before signing it, and that Employee has signed it voluntarily with full knowledge of its significance. Employee has up to 21 days to review this Agreement. Employee further understands that Employee may use as much of this 21-day period as Employee wishes before signing this Agreement. Employee may revoke this Agreement after signing it by delivering written notification to the Company as described in Paragraph 15 no later than the close of seven days after the date of Employee’s initial signature. This Agreement will not become effective or enforceable until the eighth day after Employee signs it (provided it has not been revoked) (the “Effective Date”). Employee represents that no payments or consideration have been promised for executing or delivering this Agreement other than as described herein, and that such consideration constitutes adequate and sufficient consideration for the claims being released by Employee. The recitals stated above are incorporated herein by reference. The parties have each received or had the opportunity to receive independent legal advice from the attorneys of their choice with respect to the preparation, review and advisability of executing this Agreement. If Employee does not sign this Agreement or Employee revokes this Agreement within the time period explained above, this Agreement will not be effective or enforceable and Employee will not receive the payments and other consideration described in Paragraph 2.

5. Covenant Not to Sue. A “covenant not to sue” is a legal term, which means Employee promises not to file a lawsuit in court. It is different from the Release of All Claims contained above. Besides waiving and releasing the claims covered above, Employee represents and warrants that Employee has not filed, and agrees that he or she will not file, or cause to be filed, or become a class member in any judicial complaint or lawsuit involving any claims Employee has released as set forth above, and Employee agrees to withdraw any judicial complaints or lawsuits Employee has filed, or that were filed on Employee’s behalf, prior to the effective date of this Agreement. Employee agrees and acknowledges that if Employee sues the Company or any other Releasee in violation of this Agreement, then Employee shall pay all legal expenses, including reasonable attorneys’ fees, incurred by any Releasee in defending against Employee’s suit, and Employee may, at the Company’s option, be required to return all monies paid to Employee pursuant to this Agreement. Notwithstanding the above, it shall not be considered a violation of this Agreement for Employee to file a claim challenging the validity of the Release of All Claims under the OWBPA, although Employee and the Company acknowledge and agree that the release meets all of the requirements of that statute.

6. Confidential Information. Employee acknowledges that, during Employee’s employment with the Company, Employee had access to and possession of trade secrets, confidential business information and proprietary information about the Company, its business, and students, including, but not limited to its: financial or operation plans; strategies; prospects, including acquisition and other strategic business opportunities; business; products; technology; sales; service; support; marketing plans, practices and operations; the Company’s financial condition and results of operations; information about students, parents and guardians; information received by third parties under confidential conditions; management organization and related information (including data and other information related to the management and operation of the Company); personnel and compensation policies; operating policies and manuals; the Company’s computer data systems, access, software, programs and plans; or other financial, commercial, business or technical information related to the Company or any of the services or products provided, developed or sold by the Company (each and all, collectively, “Confidential Information”). Employee agrees that Employee will not, without the prior written consent of the Company, disclose any Confidential Information to any third person unless such information has been previously disclosed to the public by the Company or is disclosed by Employee as required by law. Employee further agrees that Employee will not use Confidential Information for Employee’s personal benefit or for the benefit of any future employer, client, or other principal without the prior written consent of the Company. The restrictions of this paragraph apply regardless of whether such Confidential Information is in written, graphic, computer, recorded, photographic or any machine-readable form, or is orally conveyed to, or memorized by, Employee.

7. Restriction on Post-Employment Activities. Employee acknowledges that because of Employee’s skills and the Confidential Information to which Employee has and has had access on account of such employment with the Company, certain post-employment activities by Employee could damage the Company in a manner that cannot adequately be compensated by damages or an action at law. In recognition of such and in consideration of the payments and other consideration described in Paragraph 2, Employee acknowledges that Employee will not, either directly or indirectly, engage in any activity which interferes with, disrupts or damages the Company’s relations with any actual or bone fide potential strategic partner, employee or student or which otherwise negatively impacts the business of the Company. Employee further acknowledges and agrees that Employee remains bound by any and all confidentiality, non-solicitation, anti-raiding, and non-compete agreements previously executed by Employee during Employee’s employment at the Company.

8. Confidentiality of Agreement. Except as provided for below, the terms of this Agreement will remain confidential, and will not be directly or indirectly disseminated in any manner whatsoever by Employee or the Company to any person or entity not a party to this Agreement, except: (a) as mutually agreed upon in writing by the parties to this Agreement; (b) pursuant to an order of a court or arbitration forum or a lawfully issued and enforceable subpoena; (c) to comply with the terms of, or to enforce rights under this Agreement (and then only to legal counsel, the agency, board, arbitration forum or court before which enforcement is sought); or (d) as required by law or regulation. Employee may disclose the terms of this Agreement to Employee’s attorney, accountant, financial advisor, spouse, and the terms of Paragraph 6 (confidential information) or Paragraph 7 (restrictions) of this Agreement to any future employer; however, Employee must advise anyone to whom such disclosures are made that the information must be treated confidentially.

9. Return of Company Property. Employee agrees that upon the termination of Employee’s employment, Employee will return to the Company all originals and copies of all Confidential Information, all company-related documents, files and information in Employee’s possession, whether stored in hard copy or electronically, all copies of office keys and security access cards, all the Company equipment, cellular telephone, computer hardware and computer software, and any other item of any nature which is the property of the Company.

10. Cooperation. Employee agrees to give prompt written notice to the Company of, and to cooperate fully and truthfully with the Company in good faith in connection with, all pending, threatened or future claims, actions, litigation, arbitration or injuries, whether administrative, civil or criminal in nature, brought by, against or involving the Company, its parents, subsidiaries or affiliates or any and all of their predecessors, successors or assigns, or any of their current or former officers, directors or other personnel, directly or indirectly arising from or relating to any transaction, event or activity about which Employee may have knowledge because of Employee’s employment by, or the services Employee provided on behalf of the Company. The Company will notify Employee promptly after it becomes aware of any other such claims. Such cooperation will include all assistance that the Company, its counsel, or their designees, may reasonably request, including without limitation, reviewing documents, meeting with counsel, analyzing facts and appearing or testifying as a witness or interviewee. Any such cooperation shall not interfere unreasonably with any other employment, remunerative activity, or personal commitments. In addition, the Company shall reimburse Employee for any reasonable compensation and expenses Employee may incur in connection with such cooperation.

11. No Disparagement. Employee agrees that following the termination of Employee’s employment Employee will not disparage, criticize or ridicule the Company, or any of its current or former officers, directors or employees, or make any negative public comments whether by way of news interviews, blogs, or social media, or the expression of Employee’s personal views, opinions or judgments to the news media, blogs or social media, to the current or former officers, directors or employees of the Company, or to any individuals or entity with whom the Company has or may have a business relationship.

12. Requests for References. Consistent with the Company practice, the Company will provide the following information in response to requests or inquiries received by the Human Resources Department for references: (a) the dates of employment; (b) job title; and (c) a description of Employee’s job responsibilities.

13. Expenses. Employee understands that he or she must submit within 10 calendar days any unreimbursed business expenses incurred in the name of the Company or for which the Company could be liable and must otherwise comply with the Company’s expense reimbursement policies.

14. Non-Admission of Liability. This Agreement amicably resolves all issues between Employee and the Company, and neither the consideration contained in this Agreement, nor the offer to resolve any issues will be admissible as evidence or deemed as an admission of any wrongdoing or violation of any law, statute or regulation or of any liability by either party to this Agreement.

15. Notices. All notices and other communications under the Agreement will be in writing and will be given to the other party by hand delivery or by overnight express or registered or certified mail, return receipt requested, postage prepaid, at the address set forth on the first page of this Agreement or to such other address as either party will have furnished to the other in writing in accordance with this paragraph. Notice and communications will be effective when actually received by the addressee. Notice to the Company must be addressed to the attention of: Eric Israel, Keypath Education International, Inc., 1933 N. Meacham Rd., Suite 400, Schaumburg, IL, 60173.

16. Miscellaneous.

a.	This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois applicable to agreements made to be performed in that state, without giving effect to principles of conflicts of laws.

b.	If any provision of this Agreement is determined by a court of competent jurisdiction or arbitration forum not to be enforceable in the manner set forth in this Agreement, Employee agrees that it is the intention of the parties to this Agreement that such provision should be enforceable to the maximum extent possible under applicable law and that such provisions will be reformed to make it enforceable in accordance with the intent of the parties. If any provisions of this Agreement are held to be invalid or unenforceable, such invalidation or unenforceability will not affect the validity or enforceability of the other portions of this Agreement.

c.	This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, and shall supersede all prior and contemporaneous agreements and representations of the parties concerning such subject matter. This Agreement may not be amended or modified except by mutual written consent. The Company makes no representations regarding its relationship with or obligations to Employee, and none it may have made in the past survive, except as set forth in this Agreement.

d.	In the event Employee or the Company violate or purport to violate any of the provisions of this Agreement, the failure of either Employee or the Company at any time to enforce any of the rights or remedies with respect thereto will not constitute a waiver by the other party of any of its rights and remedies to enforce this Agreement either with respect to the same violation or any future violations of any of the provisions of this Agreement.

e.	This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument.

f.	The captions of the Agreement are not part of the provisions of the Agreement and will have no force or effect.

17. Return of Agreement. In order to signify acceptance of this offer, please execute this Agreement where indicated and return it to the Company at the address in Paragraph 15.

Sincerely,

Keypath Education International, Inc.

By:
Title:

AGREEMENT AND ACCEPTANCE:

Date

B-7